LIMITED PARTNERSHIP AGREEMENT

OF

MCALEER INVESTMENTS LIMITED PARTNERSHIP

a North Carolina Limited Partnership

LIMITED PARTNERSHIP AGREEMENT

OF

MCALEER INVESTMENTS LIMITED PARTNERSHIP

a North Carolina Limited Partnership

        THIS LIMITED PARTNERSHIP AGREEMENT is made and entered into as of the 15th day of September, 2000 (the “Effective Date”), in Forsyth County, North Carolina, by and among those persons listed as the General Partners and the Limited Partner on Exhibit A attached hereto.

        The General Partners and the Limited Partners are hereinafter sometimes individually referred to as “Partner” and collectively referred to as “Partners.” The names and addresses of the Partners are listed on Exhibit A attached hereto.

ARTICLE I

DEFINITIONS AND GLOSSARY OF TERMS

        SECTION 1.1. “Act” shall mean the Revised Uniform Limited Partnership Act, as in effect in North Carolina and set forth in Chapter 59, Article 5 of the General Statutes of North Carolina (the “General Statutes”), as such Act may be amended from time to time.

        SECTION 1.2. “Agreement” shall mean this Limited Partnership Agreement, as such Agreement may be amended from time to time.

        SECTION 1.3. “Appraisal” shall mean, unless the context indicates otherwise, a written valuation report by an appraiser that describes and values the fair market value of an ownership interest in the Partnership.

        SECTION 1.4. “Appraiser” shall mean a person or firm qualified to perform business appraisals of partnerships and ownership interests in the partnerships.

        SECTION 1.5. “Capital Account” shall mean, with respect to each Partner or a transferee of a Partner, an account maintained and adjusted in accordance with Treasury Regulations Section 1.704- 1(b)(2)(iv) and in accordance with the provisions of Section C.2 set forth in Exhibit C attached hereto.

        SECTION 1.6. “Capital Contribution” shall mean the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Interest of such Partner.

        SECTION 1.7. “Cash Flow” shall mean cash available to the Partnership as a result of the operations, investments, financings or refinancings of the Partnership, including without limitation net proceeds from all sales and other disposition of Partnership Property, after (i) payment of all expenses, costs, and indebtedness of the Partnership, (ii) acquisition of investments or other capital assets, and (iii) the establishment of reasonable reserves for working capital, debt service, contingencies, investments, and replacements. “Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances.

        SECTION 1.8. “Certificate” shall mean the certificate of limited partnership, together with any amendments thereto, required to be filed by the Partnership pursuant to the Act.

        SECTION 1.9. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law and, as the context requires, shall include any final Treasury Regulations, revenue rulings, and revenue procedures thereunder or under any predecessor federal revenue law. Any reference herein to a section of the Code or Treasury Regulations shall be deemed to refer to any successor section thereof.

        SECTION 1.10. “Default Interest Rate” shall mean the rate per annum equal to the lesser of:

(1)	The Wall Street Journal prime rate as quoted in the Wall Street Journal’s money rates section, which is also the base rate on corporate loans at large United States money center commercial banks, as its prime commercial or similar reference interest rate, with adjustments to be made on the same date as any change in the rate; and
(2)	The maximum rate permitted by applicable law.

        SECTION 1.11. “Depreciation” shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes, Depreciation shall be an amount which bears the same ratio to such Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery reduction for such year or other period bears to such adjuster tax basis.

        SECTION 1.12. “Distributions” shall mean distributions of cash or other property made by the Partnership to the Partners from any source.

        SECTION 1.13. “Family” shall mean the Partner’s spouse, descendants, ancestors, spouses of descendants, spouses of ancestors, entities the members of which are exclusively members of the preceding groups, and trusts exclusively for the benefit of persons who are members of the preceding groups.

        SECTION 1.14. “General Partner” shall refer collectively to the person or persons listed as General Partners on Exhibit A attached hereto, and any person who is subsequently admitted as a General Partner in the Partnership in accordance with the terms and conditions of this Agreement.

        SECTION 1.15. “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for accounting purposes except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

(b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a General Partner of more than a de minimis amount of property as consideration for an Interest in the Partnership; and (iii) as of the termination of the Partnership for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and

(c) If the Gross Asset Value of an asset has been determined or adjusted pursuant to this Section, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Income and Losses.

        SECTION 1.16. “Income” and “Losses” shall mean, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Income and Losses pursuant to this Section shall be added to such taxable income or loss;

(b) Any expenditures of the Partnership not deductible in computing its taxable income and not properly chargeable to a Capital Account and not otherwise taken into account in computing Income and Losses pursuant to this Section shall be subtracted from such taxable income or loss;

(c) Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation as defined in Section 1.8 hereof; and

(e) Notwithstanding any other provision of this Section, any items that are specially allocated pursuant to Sections C.3 or C.4 of Exhibit C attached hereto shall not be taken into account in computing Income or Losses.

        SECTION 1.17. “Interest” shall mean all of the rights of each Partner with respect to the Partnership and the Partnership Property created under this Agreement or under the Act. The Interests of the Partners shall be listed on Exhibit B attached hereto, as such exhibit is amended from time to time in accordance with the terms hereof.

        SECTION 1.18. “Limited Partners” shall refer collectively to those persons listed as Limited Partners on Exhibit A attached hereto, and to any persons who are subsequently admitted as Limited Partners in the Partnership in accordance with the terms and conditions of this Agreement.

        SECTION 1.19. “Majority in Interests of the Partners” shall mean the Partners holding at least fifty-one percent (51%) of the Interests in the Partnership.

        SECTION 1.20. “Majority of the Management Committee” shall mean the Members of the Management Committee who control more than fifty percent (50%) of the Interests of the Partnership. Each General Partner shall for purposes of this Agreement be deemed to control their own Interest in the Partnership and the Partnership Interests of the members of their Family as defined in Section 1.13.

        SECTION 1.21. “Management Committee” shall be comprised of the General Partners of the Partnership.

        SECTION 1.22. “Partners” shall refer collectively to the General Partners and the Limited Partners listed on Exhibit A attached hereto and to any persons who are subsequently admitted as Partners in the Partnership in accordance with the terms and conditions of this Agreement. The names and addresses of the Partners shall be listed on Exhibit A attached hereto, as such exhibit may be amended from time to time. “Partner” shall mean any one of the Partners.

        SECTION 1.23. “Partnership” shall mean the limited partnership formed pursuant to this Agreement and the Certificate.

        SECTION 1.24. “Partnership Property” shall mean all real and personal property acquired by the Partnership and all improvements thereon and investments and reinvestments thereof, and shall include both tangible and intangible property.

        SECTION 1.25 “Regulatory Allocations” shall mean certain allocations of income, loss, gain or other tax attributes in accordance with the Regulations promulgated by the Internal Revenue Service under Subchapter K of the Internal Revenue Code of 1986 (as such regulations and Code may be amended from time to time) as defined in Section C.4 of Exhibit C attached hereto.

        SECTION 1.26. “Treasury Regulations” and “Regulations” shall mean the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

        Certain other capitalized terms not defined above shall have the meanings given such terms in this Agreement or in Exhibit C attached hereto.

ARTICLE II

FORMATION; NAME; PURPOSES; OFFICE; AND TERM

        SECTION 2.1. Partnership Formation. The parties to this Agreement hereby form a partnership under and pursuant to the Act and upon the terms and conditions set forth in this Agreement. Promptly upon the execution hereof, the General Partner shall execute and file the Certificate and all other such instruments or documents and shall do or cause to be done all such filing, recording, or other acts as may be necessary or appropriate from time to time to comply with the requirements of law for the formation and/or operation of a limited partnership in the State of North Carolina, and to assure that each Limited Partner obtains and maintains the status of a limited partner under the laws of the State of North Carolina and any other applicable jurisdiction.

        SECTION 2.2.Name of Partnership. The name of the Partnership shall be McAleer Investments Limited Partnership.

        SECTION 2.3. Purposes. The Partnership's purpose is to make a profit, increase wealth, and provide a means for the family to become knowledgeable of, manage, and preserve family assets. The Partnership will accomplish the following:

    Resolve any disputes that may arise among the family to preserve family harmony and avoid litigation expense and problems;

    Control family assets;

    Consolidate fractional interests in family assets;

    Increase family wealth;

    Establish a method by which annual gifts may be made without fractionalizing family assets;

    Continue the ownership of family assets and restrict non-family's right to acquire interests in family assets;

    Provide protection to family assets from future creditor claims against family members;

    Prevent a family member's interest in the Partnership being transferred because of a failed marriage;

    Provide flexibility in business planning not available through trusts, corporations, or other business entities;

    Facilitate the administration and reduce the cost associated with a family member's disability or probating a family member's estate; and

    Promote the family's knowledge of and communication about family assets.

        The Partnership may execute and deliver all instruments and documents and perform all acts and undertakings and engage in all activities and transactions as may, in the General Partner’s determination, be necessary or advisable to carry out the foregoing objects and purposes.

        SECTION 2.4. Office and Principal Place of Business; Registered Agent. The office and principal place of business of the Partnership shall be maintained at 1001 West Fourth Street, Winston-Salem, North Carolina 27101 at such other place as the Management Committee shall designate in the latest filed Certificate or amendment thereto. The registered agent shall be Timothy J. Ehlinger, or such other person who shall be set forth in the latest filed Certificate or amendment thereto.

        SECTION 2.5. Commencement and Term. The Partnership shall commence as of the Effective Date and shall continue until December 31, 2080, unless sooner terminated. The

Partnership may be continued beyond its scheduled termination date by the written agreement of all of the Partners.

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
LIABILITY OF PARTNERS; AND PERCENTAGE INTERESTS

        SECTION 3.1. Initial Capital Contributions. The Partners, upon the execution of this Agreement, shall contribute, in cash or in kind, capital to the Partnership in the amounts set forth in Exhibit B attached hereto. Capital Contributions in kind shall be made as agreed upon by the Partners, and for purposes of determining Capital Accounts and Interests of the Partners, Capital Contributions in kind shall be valued at fair market value as established by agreement of the contributing Partner and the Partnership, which agreement is set forth on Exhibit B attached hereto.

        SECTION 3.2. Additional Capital Contributions. If, in the General Partner’s determination, additional capital is needed for Partnership purposes, then the existing Partners shall have the right to make additional contributions to the Partnership pro rata based on their respective Interests in an aggregate amount equal to the additional capital required. If all Partners do not desire to make additional contributions, then Partners shall have the right to make additional contributions to the Partnership non-pro rata.

        If the Partnership obtains additional capital, then Interests of the Partners and allocations and Distributions to the Partners shall be adjusted in order to fairly reflect a contributing Partner’s additional Capital Contribution based on the ratio of the fair market value of such Partner’s additional Capital Contribution to the fair market value of the Partnership assets (net of Partnership liabilities) as of the date of such additional Capital Contribution. In such case, an amended Exhibit B shall be attached to this Agreement to reflect the adjusted Interests of the Partners.

        SECTION 3.3. Maintenance of Capital Accounts; Withdrawals; Additional Contributions; Interest. Individual Capital Accounts shall be maintained for each of the Partners. No Partner shall be entitled to withdraw any part of his or her Capital Account or to receive any Distribution or to make any additional contribution except as expressly provided herein. No Partner shall be entitled to receive any interest on his or her contributions to the capital of the Partnership or with respect to his or her Capital Account except as expressly provided herein.

        SECTION 3.4. Liability of Partners. No Limited Partner shall be liable for any debts or losses of capital or Income of the Partnership, or be required to contribute or lend funds to the Partnership other than his or her initial Capital Contribution described in Section 3.3. above, and his or her additional Capital Contributions described in Section 3.2 above, if any additional Capital Contributions are made by such Limited Partner. The General Partner shall have unlimited liability for the repayment and discharge of all debts and obligations of the Partnership (other than nonrecourse debts and obligations, if any), provided that payment shall be made first from Partnership assets.

        SECTION 3.5. Percentage Interests. Whenever it shall be necessary for voting or other purposes specified herein to determine the percentage Interest of one or more Partners in the Partnership relative to a group of Partners or to all Partners, that percentage Interest shall be initially determined by the provisions of Exhibit B. Upon subsequent Capital Contributions by one or more Partners or in the event that the Interests of the Partners are otherwise adjusted, such percentage Interests shall be determined as set forth herein or as agreed upon by all Partners. In the event a Partner transfers any part of his or her Interest as permitted by this Agreement, the transferee shall succeed to the pro rata portion of such Interest that is acquired by the transferee.

ARTICLE IV

MANAGEMENT OF THE PARTNERSHIP

        SECTION 4.1. Execution of Partnership Contracts; General Partners as Attorney-in-Fact. All contracts and agreements undertaken by the Partnership, and any other documents, instruments, certificates, and filings shall be executed by one of the General Partners or such person as may be designated in writing by the Management Committee to execute any contract, agreement, document, instrument, certificate, or filing; and in such contracts and agreements, the Partnership shall be identified as a limited partnership. The Partners shall promptly execute (with acknowledgment if required) at the request of one of the General Partners, any and all instruments necessary or appropriate to ratify or confirm the authority of the Management Committee hereunder. The Limited Partners, and each of them, by execution of this Agreement irrevocably make, constitute, and appoint the Management Committee, with full power of substitution as the true and lawful attorney for such Limited Partner to make, execute, sign, acknowledge, and file this Agreement, the Certificate, and any and all other contracts, agreements, documents, instruments, certificates, or filings necessary or appropriate in connection with the operation of the Partnership in the ordinary course of its business in the name, place, and stead of such Limited Partner; and to take any further action which the Management Committee shall deem necessary or advisable in connection with any of the foregoing. Each Limited Partner acknowledges and agrees that only one signature, the signature of one of the General Partners or his or her designated representative, shall be required for any and all contracts, agreements, documents, instruments, certificates, or filings necessary or appropriate in connection with the operation of the Partnership in the ordinary course of its business.

        SECTION 4.2. Exclusive Control of the Management Committee. Subject to the express terms and conditions of this Agreement, the Management Committee shall have complete authority over and exclusive management and control of the business and affairs of the Partnership, and the Management Committee shall have the power and authority to do all acts necessary or appropriate to carry out the purposes of the Partnership. Acts of the Management Committee shall require the affirmative vote of the Members of the Management Committee controlling more than fifty (50%) percent of the Interests of the Partnership. Each General Partner shall, for purposes of determining the vote of the Management Committee, be deemed to control the Interests held by their Family. Third parties may rely on the act or signature of one member of the Management Committee as the act or signature of the Partnership, and it shall not be necessary to obtain the act or signature of the other Partners.

        SECTION 4.3. General Powers and Authority of the Management Committee. Without in any way limiting the exclusive control granted to the Management Committee under Section 4.2 above, but subject to the express terms and conditions of this Agreement, including but not limited to Sections 4.4, 4.5 and 4.6 below, the Management Committee shall have the following specific powers and authority:

(a) To do such acts and incur such expenses on behalf of the Partnership and to expend such of the Partnership’s funds as may be necessary or advisable in connection with the conduct of the Partnership’s business and purposes;

(b) To engage and compensate such agents, attorneys, accountants, custodians, and other advisers and consultants as may be necessary or advisable in connection with the conduct of the Partnership’s business and purposes,

(c) To receive, buy, sell, exchange, trade, encumber, pledge, hypothecate, and otherwise deal in and with securities and other Partnership Property;

(d) To open, maintain, and close investment accounts with brokers, and to open, maintain, and close managing agency accounts with banks and other financial institutions on behalf of the Partnership, and to pay the customary fees and charges applicable to transactions in all such accounts;

(e) To open, maintain, and close bank accounts and custodial accounts on behalf of the Partnership, and to draw checks and other orders for the payment of money thereon;

(f) To file on behalf of the Partnership all required federal, state, and local tax returns and other documents relating to the Partnership;

(g) To make any and all elections for federal, state, and local tax purposes, including without limitation, any election, if permitted by applicable law, to adjust the basis of Partnership Property pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state or local law, in connection with transfers of Interests and Partnership Distributions;

(h) To exercise all of the Partnership’s rights, powers, and privileges of ownership with respect to the Partnership Property and any other rights held by the Partnership, including the transfer of title to all or any portion of the Partnership Property;

(i) To execute in furtherance of any or all of the purposes of the Partnership, any deed, lease, deed of trust, mortgage, promissory note, bill of sale, assignment, contract, or other instrument purporting to convey or encumber Partnership Property or to create indebtedness of the Partnership;

(j) To commence, defend, compromise, settle, or refer to arbitration any claim, proceeding, or litigation that pertains to the Partnership or any Partnership Property, provided that the Partnership shall not bear the expenses of any litigation which arises as a result of the gross negligence, willful misconduct, or fraud of any Partner indemnified under this Agreement;

(k) To prepare and file on behalf of the Partnership any statement, report, return, or document required by the Securities and Exchange Commission or any other state or federal securities agency or other governmental agency;

(l) Subject to the other provisions of this Agreement, to enter into, make, and perform such contracts, agreements, and other undertakings, and to do such other acts as he may deem necessary or advisable for, or as may be incidental to, the conduct of the business or the Partnership contemplated by Section 2.3 hereof, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings, and transactions with any Partner or with any other person, firm, or corporation having any business, financial, or other relationship with any Partner or Partners; provided, however, such transactions with such persons and entities shall be on terms no less favorable to the Partnership than are generally afforded to unrelated third parties in comparable transactions;

(m) To sign or endorse in his own capacity on behalf of the Partnership any contracts, deeds, mortgages, deeds of trust, notes, stock or other security certificates, or other documents or instruments;

(n) To respond or cause a response to be made as soon as practicable to all inquiries received from Limited Partners concerning the operations and affairs of the Partnership, and to supervise and coordinate all communications between the Partnership and the Limited Partners;

(o) To reimburse any Partner, affiliate, or related person for any reasonable cost or expense incurred on behalf of the Partnership in a manner authorized by this Agreement;

(p) To borrow from any Partner, bank, or other lending institution in such amounts and upon such terms and conditions as the General Partner shall determine to be in the best interests of the Partnership; to provide as security for the repayment of such borrowing, all or any portion of the Partnership Property; and to execute such security instruments and deeds of trusts as the General Partner shall determine to be in the best interests of the Partnership; and

(q) Generally, to possess and exercise any and all of the rights, powers, and privileges of a general partner under the Act and the laws of the State of North Carolina.

        SECTION 4.4. Matters Which Require the Affirmative Vote of More Than Seventy-Five Percent (75%) Interest of the Management Committee. Notwithstanding any other provision of this Agreement, the following actions shall require the affirmative vote of the Members of the Management Committee controlling more than seventy-five (75%) percent of the Interests in the Partnership:

(a)	Amendment of the Partnership Agreement;
(b)	Removal of a General Partner from the Management Committee;
(c)	Consent to the voluntary withdrawal, resignation or retirement of a Partner from the Partnership; and
(d)	Complete or partial liquidation of a Partner's Interest in the Partnership.

        SECTION 4.5. Matters which Require the Affirmative Vote of More Than Sixty-Six and Two-Thirds Percent (66 2/32%) by Percentage Interest of the Management Committee. The following actions shall require the affirmative vote of the Members of the Management Committee controlling more than sixty-six and two-thirds percent (66 2/3%) of the Interests of the Partnership:

(a)	Distributions to the Partners above the amount of the Tax Distribution; and
(b)	Approval of a Substitute General Partner under Section 4.15.

        SECTION 4.6. Duties of the Management Committee. The Members of the Management Committee agree that they will diligently and faithfully devote such time to the business of the Partnership in the management, supervision, and administration of the business and operations of the Partnership in accordance with the applicable law as may be required to carry out the purposes of the Partnership.

        SECTION 4.7. Members of the Management Committee to Act in Best Interests of Partnership. In carrying out their duties and exercising their powers hereunder, the Members of the Management Committee shall exercise reasonable skill and care and use their best judgment and shall act at all times in what they deem to be in the best interests of the Partnership and, in the case of any conflict between the best interests of the Members of the Management Committee and the best interests of the Partnership, the Members of the Management Committee shall not, any other provisions hereof to the contrary notwithstanding, act in a manner inconsistent with the best interests of the Partnership or inconsistent with this Agreement. Further, subject to the foregoing sentence, the General Partners shall not be liable, responsible, or accountable in damages or otherwise to any other Partner for any acts performed or omitted by her in good faith and within the scope of this Agreement. More specifically, but without limiting the generality of the foregoing sentence, the General Partners shall not be liable for good faith mistakes of judgment or for losses due to such mistakes or the good faith mistakes of judgment or losses due to such mistakes of any employee, brokers or other agent of the Partnership. The General Partners shall, however, be liable for their actions to the extent they are attributable to willful misconduct or fraud.

        SECTION 4.8. Right to Rely on the Members of the Management Committee. Any person dealing with the Partnership may rely upon a certificate signed by any of the General Partners as to:

(a) The identity of any of the General Partners or any Limited Partner;

(b) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or which are in any other manner pertinent to the affairs of the Partnership;

(c) The persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(d) Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

        SECTION 4.9. Limitations on Powers of the Management Committee . The General Partners shall have no authority to:

(a) Do any act in contravention of the Certificate, this Agreement, or the Act;

(b) Do any act which would make it impossible to carry on the ordinary business of the Partnership;

(c) Possess any Partnership Property, or assign, transfer, or pledge the rights of the Partnership in specific Partnership Property for other than a Partnership purpose or the benefit of the Partnership, or commingle the funds of the Partnership with the funds of any other person;

(d) Admit a person as a General Partner or a Limited Partner of the Partnership except as provided in this Agreement;

(e) Permit the Partnership to redeem or repurchase Partnership Interests except as provided in this Agreement; or

(f) Take any action which would cause the Partnership to be treated as other than a limited partnership for federal income tax purposes or under the laws of any applicable jurisdiction.

        SECTION 4.10. Tax Matters Partner. John N. McAleer shall act as the "Tax Matters Partner" as that term is defined in Section 6231 of the Code.

        SECTION 4.11. Other Business of Partners. Any Partner may engage independently or with others in other investment or business ventures of any kind, render advice or services of any kind to other investors or ventures, or make or manage other investments or ventures. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.

        SECTION 4.12. Limited Indemnification of Partners. The Partnership herewith indemnifies and holds harmless the Partners from any and all loss, damage, liability, or expense incurred by them at any time by reason of or arising out of any act performed by them on behalf of the Partnership or in furtherance of the business of the Partnership, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended), as permitted by law, except for liability for breach of fiduciary duty, gross negligence, willful misconduct, or fraud; provided, that the satisfaction of any indemnification and any holding harmless shall be from and limited to Partnership assets and no Partner shall have any personal liability on account hereof. This indemnification shall not extend to the income tax consequences resulting to a Partner from his or her participation in the Partnership.

        SECTION 4.13. No Management by Limited Partners and Transferees. No Limited Partner or transferee (other than a General

Partner or any agent or employee of a General Partner, in his or her capacity as such, if such person shall also be a Limited Partner) shall take part in the day-to-day management, operation or control of the business and affairs of the Partnership. The Limited Partners and transferees shall not have any right, power, or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership. The Limited Partners and transferees shall have no rights other than those specifically provided herein or granted by law where consistent with a valid provision hereof. In the event any laws, rules, or regulations applicable to the Partnership, or to the sale or issuance of any Interest in the Partnership, require a Limited Partner, or any group or class thereof, to have certain rights, options, privileges, or consents not granted by the terms of this Agreement, then such Limited Partners shall have and enjoy such rights, options, privileges, and consents so long as (but only so long as) the existence thereof does not result in a loss of limitation on liability enjoyed by the Limited Partners under the Act or the applicable laws of any other jurisdiction governing the Partnership.

        SECTION 4.14. Cessation of a General Partner’s Service on the Management Committee. In the event a General Partner dies, is removed from the Management Committee pursuant to Section 4.4, or wishes to cease serving as a Member of the Management Committee, their General Partnership Interest shall be immediately converted to a Limited Partnership Interest. It is expressly agreed that the cessation of service as a member of the Management Committee shall not in any way create a right to the redemption or other liquidation of a Partner’s Interest in the Partnership.

        SECTION 4.15. Admission of Replacement General Partner. In the event a General Partner ceases to serve as a Member of the Management Committee for one of the reasons stated in Section 4.14, the former General Partner shall nominate, either during his lifetime or in his or her will, a person in his or her Family to serve as a General Partner. Such replacement General Partner must comply with the provisions of Article VIII prior to his or her admission as a General Partner. In the event the nominated person fails to receive the required approval of the Management Committee, the departing General Partner (or his personal representative in the case of death or incompentency) shall nominate another person in the departing General Partner’s Family to serve as the General Partner representing their Family.

ARTICLE V

ALLOCATIONS

        SECTION 5.1. Allocation of Losses. Except as otherwise provided in Exhibit C attached hereto, Losses shall be allocated to the Partners in accordance with their respective Interests as set forth in Exhibit B attached hereto, as such exhibit may be amended from time to time.

        SECTION 5.2. Allocation of Income. Except as otherwise provided in Exhibit C attached hereto, Income shall be allocated to the Partners in accordance with their respective Interests as set forth in Exhibit B attached hereto, as such exhibit may be amended from time to time.

        SECTION 5.3. Miscellaneous.

                     (a)     Allocations Attributable to Particular Periods.  For purposes of determining Income, Losses, or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the General Partners using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

                     (b)     Other Items. Except as otherwise provided in this Agreement, all items of Partnership Income, gain, Loss, deduction and any other allocations not otherwise provided for, shall be allocated among the Partners in the same proportion as they share Income or Losses, as the case may be, for the year.

                     (c)     Tax Consequences. The Partners are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by this Article V as reflected on the income tax returns of the Partnership in reporting their shares of Partnership Income and Losses for federal income tax purposes.

ARTICLE VI

DISTRIBUTIONS

        SECTION 6.1. Distributions of Cash Flow. All Distributions shall be made from time to time in such amounts and at such times as the Management Committee may determine in their sole unreviewable discretion to be in the best interest of the Partnership. Except as provided in Section 7.2 hereof, Distributions shall be distributed to the Partners in proportion to their respective Interests. The Partnership shall distribute to the Partners, on an annual basis on or before April 15, an amount of cash approximately equal to the tax liability of the Partners based on the Income, Losses and other items pursuant to Section 5.3(b) of the Partnership for the preceding tax year. The determination of the Management Committee as to the amount of the distribution under the preceding sentence (the “Tax Distribution”) shall be binding on the Partners. Distributions above the amount of the Tax Distribution shall require the approval of the Management Committee as provided in Section 4.5(b).

        SECTION 6.2. Tax Withholding. The Management Committee shall be authorized to pay, on behalf of any Partner, any amounts to a federal, state, or local taxing authority as may be necessary for the Partnership to comply with tax withholding provisions of the Code, the North Carolina General Statutes, or other income tax or revenue laws of any applicable taxing authority, whether because a Partner is considered a nonresident for North Carolina income tax purposes or for any other reason. Any such amount paid by the Partnership shall be treated as a Distribution by the Partnership to such Partner, and shall be offset against any Distribution otherwise due to the Partner. In addition, if the amount of any such tax payment exceeds the amount of unpaid Distributions otherwise owing to such Partner with respect to the year for which such tax payment was made, the Management Committee shall, in their discretion, either treat such excess amount as an offset against any future Distributions to be made to such Partner, or require the Partner on whose behalf such payments were made to reimburse the Partnership for such excess amount.

ARTICLE VII

DISSOLUTION OF THE PARTNERSHIP; WINDING UP

        SECTION 7.1. Dissolution of the Partnership. The Partnership shall be dissolved upon the occurrence of any of the following events, whichever shall first occur:

(a) Upon the written agreement of all of the Partners;

(b) The expiration of the term of the Partnership as provided in Section 2.5 hereof;

(c) The occurrence, with respect to a General Partner, of his or her: (i) withdrawal (as defined in Section 8.1) from the Partnership; (ii) dissolution; (iii) incapacity; (iv) death; (v) filing of a petition in voluntary bankruptcy; or (vi) having commenced against him or her an involuntary bankruptcy case which has not been vacated, discharged, or bonded within sixty (60) days (items (i) through (vii) above hereinafter referred to as “Dissolution Events”) unless there remains at least one General Partner, in which case the Partnership shall be reconstituted and its business continued.

(1) Upon the occurrence of a Dissolution Event with respect to the last remaining General Partner, the Limited Partners may, by unanimous consent, elect to continue the Partnership without dissolution by designating a new General Partner who shall accept and agree in writing to be bound as a General Partner under this Agreement. The election of the Limited Partners to continue the Partnership and the election of the new General Partner, shall be made within ninety (90) days after notice of such event of dissolution, and shall be effective as of the date of such event. The failure of the Limited Partners to continue the Partnership and to elect a new General Partner, within such ninety (90) day period shall result in the dissolution of the Partnership.

        In the event a Dissolution Event occurs, the interest of a former General Partner shall be immediately converted to that of a transferee Limited Partner under Article VIII.

        SECTION 7.2. Winding Up and Liquidation.

(a) Upon the dissolution of the Partnership, its assets shall be sold and liquidated, and its business and affairs shall be wound up as soon as practicable thereafter by the Partners. In winding up the Partnership and liquidating its assets, the Management Committee or other person designated by the Management Committee for such purpose may arrange for the collection and disbursement to the Partners of any future receipts from the Partnership Property or other sums to which the Partnership may be entitled, or may sell the Partnership’s interest in the Partnership Property to any person, including persons related to any of the Partners, on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof.

(b) Upon the dissolution of the Partnership, the assets, if any, of the Partnership available for Distribution from the liquidation of any such assets, shall be applied and distributed in the following manner and order, to the extent available:

(i) To the payment of or provision for all debts, liabilities, and obligations of the Partnership to any person (other than Partners) and the expenses of liquidation; then
(ii) To the payment of all debts and liabilities (including accrued interest) to the Partners (except those on account of their Capital Accounts); then
(iii) To the Partners in accordance with the credit (i.e., positive) balances in their Capital Accounts; then
(iv) The balance, if any, to the Partners in accordance with their respective Partnership Interest.
(c) If the Management Committee determines that the immediate sale of part or all of the assets of the Partnership would result in an unnecessary loss to the Partnership or is otherwise impossible or impracticable (whether as a result of federal securities law restrictions or limitations, or otherwise), then the Partners may, to the extent not then prohibited by the Act, either defer liquidation of such assets for a reasonable time (except those assets necessary to satisfy the debts, liabilities, and obligations of the Partnership as provided in this Section 7.2; and subject, however, to the timing requirements of Section 7.3 below, and Treasury Regulations Section 1.704-1(b)(2)(ii)(b)), or distribute such assets to the Partners in kind. In the event any property other than cash is distributed, all such distributed property shall be treated as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(e)(1) for purposes of determining Capital Accounts, and the deemed Income or Losses thereon shall be allocated in accordance with the provisions of Article V hereof.

(d) Upon dissolution, a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.

        SECTION 7.3. Compliance With Timing Requirements of Regulations. In the event of the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), then (a) distributions shall be made pursuant to this Article VII (if such liquidation follows a dissolution of the Partnership) or Article VI hereof (if it does not) to the Partners who have positive Capital Accounts in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2); and (b) if any General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treasury regulations Section 1.704-1(b)(2)(ii)(b)(3). Distributions pursuant to the foregoing sentence may be distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Management Committee, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.

ARTICLE VIII

WITHDRAWAL OF PARTNERS; TRANSFER
OF PARTNERS' INTERESTS; AND ADMISSION OF NEW PARTNERS

        SECTION 8.1. Restriction on Withdrawal; Transfer.

(a)	Except as otherwise provided herein, without the consent and prior written agreement of Management Committee in accordance with Section 4.4, no Partner shall, at any time prior to the Partnership’s dissolution and liquidation in accordance with this Agreement:

(i)	Voluntarily withdraw, resign, or retire from the Partnership (such event may be referred to herein as an event of “Withdrawal”), except as provided in Sections 4.14 and 4.15 with respect to cessation of service on the Management Committee; or

(b)	Except as otherwise provided herein, without the consent and prior written agreement of all Members of the Management Committee, no Partner shall at any time prior to the Partnership’s dissolution and liquidation in accordance with the Agreement:

(1)	Sell, transfer, gift, encumber, or assign their Partnership Interest. Notwithstanding the preceding sentence, a Partner may gift some or all of their Limited Partnership Interest, either inter vivos or by testamentary disposition, to a person who is: (i) a Member of his Family as defined in Section 1.13; or (ii) then a Partner in the Partnership without the consent of the other Partners.

The transferee of a Partnership Interest shall not become a substituted or additional Partner without first complying with Section 8.5.

        SECTION 8.2. Effect of Withdrawal; Death of Partner. The Partnership shall not be dissolved by the Withdrawal or death of a Partner, except in accordance with Section 7.1 hereof.

        Upon the death of a General Partner, his or her General Partnership Interest shall be converted to that of a Limited Partner, and such Limited Partnership Interest shall vest in his or her heirs, legatees or devisees (including any trustee) or personal representative, which shall have the rights of a transferee of a living Partner, subject, however, to the restrictions and conditions precedent of this Article VIII.

        Upon the death of a Limited Partner, his or her Interest in the Partnership shall vest in his or her heirs, legatees, devisees (including any trustee) or personal representative, who shall have the rights of a transferee of a living Partner, subject, however, to the restrictions and conditions precedent of this Article VIII.

        SECTION 8.3. Continuation of Partnership Following Withdrawal. In the event that the Withdrawal of a Partner does not result in dissolution pursuant to Section 7.1 hereof, the remaining Partners shall have the right to continue the Partnership business in accordance with the terms and conditions of this Agreement.

        SECTION 8.4. Conditions Precedent to Transfer of Partner’s Interest. Notwithstanding the required consent of the Management Committee, no transfer may be made of all or a portion of any Partner’s Interest if such transfer (i) constitutes a violation of the registration provisions of the Securities Act of 1933, as amended, or the registration provisions of any applicable state securities provisions; or if (ii) after such transfer, the Partnership will be classified other than as a partnership for federal income tax purposes; or if (iii) such transfer, when taken together with other prior transfers, results in a “termination” of the Partnership for federal income tax purposes. The Management Committee may require, as a condition precedent to any transfer of a Partnership Interest, delivery to the Partnership, at the proposed transferor’s expense, an opinion of counsel satisfactory (both as to the counsel and substance of the opinion) to the Management Committee that the transfer will not result in the occurrence of any of the foregoing conditions precedent.

        SECTION 8.5. Substitute or Additional Partners; Conditions Precedent. No Transferee of a Partner’s Interest in the Partnership or additional Partners shall have the right to become a Partner in place of his or her transferor, or otherwise, unless all of the following conditions precedent are satisfied:

(a) In the event of an assignment, a duly executed and acknowledged written instrument of assignment has been filed with the Partnership and sets forth that the assignee becomes a substitute Partner in place of the assignor.

(b) The transferor and transferee or additional Partners execute and acknowledge such other instruments as the Management Committee may deem necessary or desirably to effect such transfer or admission, including, but not limited to, the written acceptance and adoption by the transferee or additional Partners of the provisions of this Agreement.

(c) Except in the case of a gift of a Partnership Interest to a person in accordance with Section 8.1(b) or Section 8.5(d), the written consent of all of the Members of the Management Committee to such transfer or admission of a Partner shall be obtained, the granting or denial of which shall be within the sole and absolute discretion of the Management Committee.

(d) In the case of the consent to the admission of replacement Member of the Management Committee under Section 4.14 and 4.15, the affirmative vote of remaining members of the Management Committee holding sixty-six and two-thirds (66 2/3%) of the Interests of the Partnership is required.

(e) The transferee shall have provided the Partnership with such notification as may be required by Section 6050K of the Code.

(f) Payment has been made to the Partnership of all costs and expenses of admitting any such transferee or additional Partner to the Partnership.

        Provided, however, any or all of the preceding conditions may be waived, and such transferee shall have the right to become a Partner in place of his or her transferor upon the unanimous written consent of all of the Members of the Management Committee.

        SECTION 8.6. Further Transfer by Transferee. A transferee of any Interest who does not become a Partner and who desires to make a further transfer of such Interest shall be subject to all the provisions of this Article VIII to the same extent and in the same manner as any Partner desiring to make a transfer of his or her Interest.

        SECTION 8.7. Acquisition of Interest Conveyed to Another Without Authority.

(a)	The Partnership shall have the unilateral option to acquire the Interest of a transferee or assignee of any General Partnership Interest or fraction thereof if:

(1)	Any person acquired a Partnership Interest, or becomes an assignee, as the result of a court order that the Partnership is required by law to recognize;

(2)	A General Partner's Interest in the Partnership is subjected to a lawful charging order; or
(3)	A General Partner makes an unauthorized transfer or assignment of his General Partnership Interest that the Partnership is required by law (and by court order) to recognize.

(b)	The Partnership will have the unilateral option to acquire the Interest of the transferee or assignee of any Limited Partnership Interest, or any fraction thereof, upon the following terms and conditions:

(1)	The Partnership will have the option to acquire the interest by giving written notice to the transferee or assignee that it intends to purchase the interest within 90 days from the date it is finally determined that the Partnership is required to recognize the transfer or assignment.

(2)	The valuation date for determining the purchase price of the interest will be the first day of the month following the month in which notice is delivered.

(3)	Unless the Partnership and the transferee or assignee agree otherwise, the purchase price for the interest, or any fraction to be acquired by the Partnership, will be its fair market value for Federal Transfer Tax purposes as determined by an appraisal, less the cost of the appraisal.

(4)	The sale's closing will occur at 10 o'clock a.m. on the first Tuesday of the month following the month in which the appraisal is rendered.

(5)	In order to reduce the burden upon the resources of the Partnership, the Partnership will have the option to pay its purchase money obligation in 15 equal annual installments with interest at the minimum interest rate required by the Internal Revenue Code. If the Partnership’s remaining term is less than 15 years, the obligation must be paid in the number of annual installments equal to the number of years remaining in the Partnership’s term. The option to pay the purchase price in annual installments must be exercised in writing delivered at closing. The first installment of principal, with interest, will be due and payable on the first day of the calendar year following closing. Subsequent annual installments, with accrued interest, will be due and payable on the first day of each succeeding calendar year until the entire obligation is paid. The Partnership may prepay all or any part of the purchase money obligation at any time without penalty.

(6)	By unanimous consent, other than the Partner whose interest is to be acquired, the Management Committee may assign the Partnership’s option to purchase to one or more of the remaining Partners. When done so, any rights or obligations imposed upon the Partnership will instead become, by substitution, the rights and obligations of the Partners who are assigned the option.

(7)	Neither the transferee nor assignee of any unauthorized transfer or assignment or the Partner causing the transfer or assignment may vote on Partnership matters during the prescribed option period. If the option to purchase is timely exercised, they may not vote until the sale is closed.

        SECTION 8.8. Nonrecognition of an Unauthorized Transfer. The Partnership will not be required to recognize the interest of any assignee or transferee who has obtained a purported Partnership Interest as the result of a transfer or assignment that is not authorized by this Agreement. If there is a doubt as to ownership of a Partnership Interest or who is entitled to Distributions of Cash Flow under Section 6.1 or liquidating proceeds, the Management Committee may accumulate Distributions of Cash Flow under Section 6.1 or liquidation proceeds until the issue is resolved to the Management Committee’s satisfaction.

        SECTION 8.9. Determination of Distributive Share when Partner’s Interest Changes. Upon the transfer of a Partner’s Interest or when a Partner’s Interest otherwise changes, Income, Losses, and tax credits for the Partnership’s taxable year during which such change occurs shall be determined by the use of any method prescribed by Code Section 706(d) that takes into account the varying interests of the Partners in the Partnership during the taxable year. Selection of the specific allowable method shall be made by the Management Committee unless a transferor Partner and transferee themselves specify a method which method is acceptable to the Management Committee; provided, however, if the Partnership utilizes the cash method of accounting, then Certain “allocable cash basis items” as defined in Code Section 706(d)(2) shall be allocated as therein specified.

        SECTION 8.10. Rights and Liabilities of and Restrictions on Transferee. No person shall be recognized as a transferee of an Interest if such Interest was transferred in violation of this Article VIII. No transferee of an Interest in the Partnership shall have the right to participate in the Partnership, inspect the books of account of the Partnership, or exercise any other right of a Partner until admitted as a Partner. Notwithstanding the failure of such transferee to be admitted as a Partner, such transferee shall be entitled to receive, with respect to the Partnership Interest validly transferred to him or her, the distributions and the allocations and distributive shares of Income, Losses, and tax credits otherwise pertaining thereto under this Agreement, and, upon demand, may receive copies of all reports thereafter delivered pursuant to the requirements of this Agreement; provided the Partnership shall have first received notice of such transfer and all required consents thereto shall have been obtained and other conditions precedent to transfer thereof, as set forth herein or otherwise required by applicable law, shall have been satisfied. The Partnership’s tax returns shall be prepared to reflect transferees as Partners for tax purposes.

ARTICLE IX

BOOKS; DEPOSITORY ACCOUNTS; ACCOUNTING REPORTS; AND ELECTIONS

        SECTION 9.1. Books of Account. At all times during the continuance of the Partnership, the Management Committee shall maintain or cause to be maintained true and full financial records and books of account showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Partnership’s business and affairs, including those sufficient to record the allocations and Distributions required by this provisions of this Agreement.

        SECTION 9.2. Access to Records; Audit. The books of account, tax returns, reports, records, this Agreement, and all other documents of the Partnership shall at all times be kept and maintained at the principal office of the Partnership, or at such other place as the Management Committee may determine. Each Partner or his or her designated representative shall have access to such financial books, tax returns, reports, records, and documents during reasonable business hours and may inspect and make copies of any of them at their expense.

        SECTION 9.3. Depository Accounts and Investment of Funds. The Management Committee may open and maintain on behalf of the Partnership one or more depository accounts at such times and in such depositories as he shall determine, in which accounts all monies received by or on behalf of the Partnership shall be deposited. All withdrawals from such accounts shall be made upon the signature of a General Partner or such other person or persons as the Management Committee may from time to time designate in writing.

        SECTION 9.4. Reports.

(a) The Management Committee may, but is not required to, prepare or cause to be prepared, at the Partnership’s expense, at the end of each year of the Partnership, annual financial statements showing the financial condition of the Partnership at the end of such year and the results of its operations for the year then ended, which annual financial statements shall be prepared utilizing the same accounting principles and methods as used to report Partnership Income or Losses for income tax purposes.

(b) In addition to the financial statements provided for in Section 9.4(a) above, the Management Committee shall prepare or cause to be prepared at the Partnership’s expense:

(i) Income tax returns for the Partnership, and the Management Committee shall timely file such returns with the appropriate taxing authorities;

(ii) A notice of each Partner’s share of the Partnership Income and Losses for federal income tax purposes for each year, and of any other information necessary or desirable for preparation by each Partner of his or her federal and state income tax return.

        SECTION 9.5. Tax Accounting Methods; Periods; Elections. The Partnership shall keep its financial accounting records utilizing the same methods used to report its Income and Losses for income tax purposes. Unless otherwise provided in this Agreement, the determination of whether to utilize the cash or accrual method of accounting, whether to utilize accelerated cost recovery or another method of depreciation, and the selection among any other allowable, alternative tax accounting methods or principles shall be made by the Management Committee and shall be those methods and principles which are determined by her to be in the best interests of the Partners. The Partnership’s annual financial accounting and tax accounting period shall be the calendar year, unless another accounting period is required by the Code. The Management Committee may cause the Partnership to make any election allowable to the Partnership under the Code, including elections under Code Section 754 with respect to Partnership distributions described in Code Section 734 and with respect to transfers of Partnership Interests described in Code Section 743.

ARTICLE X

MEETINGS AND VOTING RIGHTS OF PARTNERS

         SECTION 10.1. Meetings.

(a) Meetings of the Partnership for any purpose may be called by the Management Committee and shall be called by the Management Committee upon receipt of a request in writing signed by the Members of the Management Committee controlling twenty percent (20%) of the Percentage Interests. Such request shall state the purpose of the proposed meeting and the matters proposed to be acted upon at the meeting. Such meeting shall be held at such place as may be designated by the Management Committee.

(b) A notice of any such meeting shall be given either personally, or by mail, not less than five (5) days nor more than sixty (60) days before the date of the meeting, to each Partner at his or her address as specified in Section 11.6 below. Such notice shall be in writing, and shall state the place, date, and hour of the meeting, and shall indicate that it is being issued at or by the direction of the Partners calling the meeting. The notice shall state the purpose or purposes of the meeting. If the meeting is adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting except to those Partners not in attendance at the meeting. The presence in person or by proxy of a Majority of the Management Committee shall constitute a quorum at all meetings of the Partners which shall be the number of General Partners required for any meeting; provided, however, that if there be no such quorum, the General Partners holding a majority of the Partnership percentage Interests so present or so represented may adjourn the meeting from time to time, until a quorum shall have been obtained. No notice of the time, place, or purpose of any meeting of Partners need be given to any Partner who attends in person or is represented by proxy (except when the Partner attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened), or to any Partner entitled to such notice who, in writing (executed and filed with the records of the meeting, either before or after the time thereof) waives such notice.

(c) For the purpose of determining the Management Committee entitled to vote on, or to vote at, any meeting of the Partnership or any adjournment thereof, the Partners requesting such meeting may fix, in advance, a date as the record date for any such determination of Partners. Such date shall not be less than five (5) days nor more than sixty (60) days before any such meeting.

(d) Each Partner may authorize any person or persons to act for him or her by proxy in all matters in which a Partner is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or his or her attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it.

ARTICLE XI

MISCELLANEOUS PROVISIONS

        SECTION 11.1. Waiver of Provisions. The waiver of compliance at any time with respect to any of the provisions, terms, or conditions of this Agreement shall not be considered a waiver of such provision, term, or condition itself or of any of the other provisions, terms, or conditions hereof or bar its enforcement at any time thereafter.

        SECTION 11.2. Interpretation and Construction. This Agreement contains the entire agreement among the Partners and any modification or amendment hereto must be in writing signed by each of the Partners. Where the context so requires, the masculine shall include the feminine and the neuter and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit, or expand the scope or intent of this Agreement or any provision hereof. Unless otherwise specified, the references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.

        SECTION 11.3. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. The parties hereto hereby submit to the jurisdiction of the courts of the State of North Carolina for the adjudication of any matter arising with respect to this Agreement.

        SECTION 11.4. Partial Invalidity. In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of this Agreement which can be separated from the invalid, unenforceable provision or provisions shall continue in full force and effect to the greatest extent possible.

        SECTION 11.5. Binding on Successors. The terms, conditions, and provisions of this Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective heirs, successors, distributees, legal representative, and assigns. However, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

         SECTION 11.6. Notices and Delivery.

(a) To Partners. Any notice to be given hereunder at any time to any Partner, or any documents, reports, or returns required by this Agreement to be delivered to any Partner, may be delivered personally or mailed to such Partner, postage prepaid, addressed to him or her at the address set forth on Exhibit A or such other address as he or she shall by notice to the Partnership have designated as his or her address for the mailing of all notices hereunder. Any notice, or any document, report, or return so delivered or mailed shall be deemed to have been given or delivered to such Partner at the time it is delivered or mailed, as the case may be.

(b) To the Partnership. Any notice to be given to the Partnership hereunder may either be delivered personally to each Partner or mailed to the Partnership, by registered or certified mail, postage prepaid, addressed to the Partnership at its principal office. Any notice so delivered or mailed shall be deemed to have been given to the Partnership at the time it is delivered or mailed, as the case may be.

        SECTION 11.7. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, and the several counterparts taken together shall constitute the agreement of the Partners.

        SECTION 11.8. Statutory Provisions. Any statutory or regulatory reference in this Agreement shall include a reference to any successor to such statute or regulation and/or revision thereof.

        IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands and seals as of the day and year first above written.

GENERAL PARTNERS: __________________________________(SEAL) John N. McAleer

___________________________________(SEAL) Jeanne McAleer Sanderford

___________________________________(SEAL) Shannon McAleer Silvernail

___________________________________(SEAL) Patricia McAleer Dorgan

___________________________________(SEAL) Sandra McAleer Middlebrooks

___________________________________(SEAL) Elizabeth McAleer Tillman

EXHIBIT A
TO
LIMITED PARTNERSHIP AGREEMENT
OF
McALEER INVESTMENTS LIMITED PARTNERSHIP

General Partners

John N. McAleer
Jeanne McAleer Sanderford
Shannon McAleer Silvernail
Patricia McAleer Dorgan
Sandra McAleer Middlebrooks
Elizabeth McAleer Tillman

Limited Partners

Maureen Dorgan
Pamela Dorgan
Patricia McAleer Dorgan
William Dorgan, Jr.
Barbara D. Hasselbring
Patricia D. Hayden
Bernadette Dorgan
S. C. Middlebrooks
Bernadette McAleer
John N. McAleer
Jeanne McAleer Sanderford
Shannon McAleer Silvernail
Sandra McAleer Middlebrooks
Elizabeth McAleer Tillman

EXHIBIT B
TO
LIMITED PARTNERSHIP AGREEMENT
OF
MCALEER INVESTMENTS LIMITED PARTNERSHIP

General Partner	General Partner's Percentage Interest	Capital Contribution (# of shares of Krispy Kreme Doughnuts, Inc.)
John N. McAleer	1.00%	263,060
Jeanne McAleer Sanderford	1.00%	185,420
Shannon McAleer Silvernail	1.00%	123,120
Patricia McAleer Dorgan	1.00%	60,000
Sandra McAleer Middlebrooks	1.00%	81,420
Elizabeth McAleer Tillman	1.00%	146,420
TOTAL	6.00%	859,440

Limited Partner	Limited Partner's Percentage Interest	Capital Contribution (# of shares of Krispy Kreme Doughnuts, Inc.)
Maureen Dorgan	0.91	9,000
Pamela Dorgan	0.91	9,000
William Dorgan, Jr.	0.91	9,000
Barbara D. Hasselbring	0.79	7,800
Patricia D. Hayden	0.66	6,500
Bernadette Dorgan	0.81	8,000
S. C. Middlebrooks	0.41	4,000
Bernadette McAleer	7.33	72,203
John N. McAleer	25.71	*
Jeanne McAleer Sanderford	17.83	*
Shannon McAleer Silvernail	11.50	*
Patricia McAleer Dorgan	5.09	*
Sandra McAleer Middlebrooks	7.27	*
Elizabeth McAleer Tillman	13.87	*
TOTAL	94.00	125,503

                    *See above.